Exhibit 4.1

                           RCG COMPANIES INCORPORATED

                           CERTIFICATE OF DESIGNATION
                     OF PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW


         The undersigned, Michael Pruitt, Chief Executive Officer, and Melinda Morris Zanoni, Secretary, do hereby certify that:

         A. They are the President and Secretary, respectively, of RCG Companies Incorporated, a Delaware corporation (the "Company").

         B. The Certificate of Incorporation of the Company, as amended to date, provides for a class of authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.01 par value, issuable from time to time in one or more series.

         C. 6,000 shares of preferred stock of the Company have been designated as Series A 6% Convertible Preferred Stock, and 3,000,000 shares of preferred stock of the Company have been designated Series B 6% Redeemable Participating Preferred Stock.

         D. The Board of Directors of the Company is authorized to fix the rights, preferences, restrictions and other matters of any wholly unissued series of preferred stock of the Company, and the number of shares constituting ay such series and the designation thereof.

         E.  The  following  resolutions  were  duly  adopted  by the  Board  of
Directors:

         RESOLVED, that the undersigned approve the designation of up to 450 shares of preferred stock as Series C Preferred Stock, with the preferences and rights as follows:

                            TERMS OF PREFERRED STOCK

         1. Designation, Amount and Par Value. The series of preferred stock shall be designated the Series C Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 450. Each share of Preferred Stock shall have a par value of $.001 per share and a stated value equal to the sum of $100,000 plus all accumulated and unpaid dividends to the date of determination (the "STATED VALUE").

         2. Definitions. As used in this Certificate of Designation, the following terms shall have the meanings set forth in this Section 2:

               "ALTERNATE  CONSIDERATION"  shall have the  meaning  set forth in
Section 6(f)(iii).

               "AUTOMATIC  CONVERSION  DATE" shall have the meaning set forth in
         Section 6(a).

               "AUTOMATIC NOTICE" shall have the meaning set forth in Section 6(a).

               "BANKRUPTCY EVENT" means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary thereof fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

               "BLOOMBERG" means Bloomberg L.P. (or any successor providing the service of reporting share prices).

               "BUY-IN" shall have the meaning set forth in Section 6(d).

               "CHANGE OF CONTROL  TRANSACTION"  means the  occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; (ii) a replacement of more than one-half of the members of the Company's board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals or such directors also so approved); (iii) a Fundamental Transaction, a merger or consolidation of the Company or any Subsidiary or a sale of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

               "CLOSING DATE" shall have the meaning set forth in the Purchase Agreement.

               "CLOSING PRICE" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board), the closing sale price per share of the Common Stock for such date (or if the Common Stock did not trade on such date the nearest preceding date on which the Common Stock traded) on the primary Trading Market (other than the OTC Bulletin Board) on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Holders holding a majority of the shares of Preferred Stock then outstanding and reasonably acceptable to the Company.

               "COMMISSION" means the Securities and Exchange Commission.

               "COMMON STOCK" means the Company's common stock, par value $.04 per share, and stock of any other class into which such shares may be reclassified or changed.

               "COMMON STOCK EQUIVALENTS" means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable or exercisable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

               "CONVERSION   PRICE"  means  $0.55   (subject  to  adjustment  in
         accordance with Section 6(f)).

               "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is Stated Value subject to conversion and the denominator of which is the Conversion Price at such time.

               "DIVIDEND  PAYMENT  DATE"  shall  have the  meaning  set forth in
         Section 3.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "EQUITY CONDITIONS ARE SATISFIED" means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii)(a) the Company shall have complied in all material respects, and not be in default with its obligations under the Transaction Documents, (b) the Common Stock shall at all times be listed or quoted (and is not suspended from trading) on a Trading Market, and (b) if required under the rules or regulation of such Trading Market, such shares of Common Stock are approved for listing on Trading Market upon issuance; (iii) such issuance would be permitted in full without violating the rules or regulations of the Trading Market on which such shares are listed or quoted; (iv) no Bankruptcy Event has occurred; and (v) no public announcement of a pending or proposed Change of Control Transaction has occurred that has not been abandoned, terminated or consummated.

               "FAREQUEST NOTE" means that certain promissory note dated February 1, 2004, which the Company issued to the Farequest stockholders representative in connection with that certain Agreement and Plan of Merger dated November 30, 2004 by and among the Company, WTI Acquisition, Inc., Farequest and the other parties set forth therein.

               "FAREQUEST VOTING AGREEMENT" means that certain voting agreement and proxy, by and between the Investors' voting representative and the Farequest stockholders' representative as holder of the Farequest Note, dated as of April 14, 2005.

               "FUNDAMENTAL TRANSACTION" any (i) merger or consolidation of the Company with or into another Person, (ii) any sale of all or substantially all of its assets in one or a series or related transactions in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

               "HOLDER" means a holder of one or more shares of Preferred Stock.

               "JUNIOR SECURITIES" means the Common Stock and all other equity securities and Common Stock Equivalents of the Company, including any existing or hereinafter created class of preferred stock of the Company, other than the Series A 6% Convertible Preferred Stock (which shall rank pari passu with the Preferred Stock).

               "LIQUIDATION" means for any Person, any liquidation, dissolution or winding-up of such Person, whether voluntary or involuntary, by operation or law or otherwise.

               "ORIGINAL ISSUE DATE" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

               "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

               "PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of April 14, 2005, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

               "REDEMPTION DATE" shall have the meaning set forth in Section 7.

               "REDEMPTION PRICE" shall have the meaning set forth in Section 7.

               "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of April 14, 2005, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

               "REGISTRATION STATEMENT" means a registration statement meeting the requirements of the Registration Rights Agreement and covering the resale of all Underlying Shares by the Holders, who shall be named as "selling stockholders" thereunder.

               "RESET AMOUNT" shall have the meaning set forth in Section 6(f)(ii).

               "RESET PERIOD" shall have the meaning set forth in Section 6(f)(ii).

               "REVERSE STOCK SPLIT" means a 1-10 reverse stock split of the Company's Common Stock.

               "SECURITIES ACT" means the Securities Act of 1933, as amended.

               "SHORT SALES" include, without limitation, all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements
         (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

               "STOCKHOLDER APPROVAL" shall have the meaning set forth in the Purchase Agreement.

               "SUBSIDIARY" means any "significant subsidiary" as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act.

               "TRADING DAY" means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded or quoted in the over-the-counter market, as reported by the OTC Bulletin Board, or
         (iii) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

               "TRADING MARKET" means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

               "TRANSACTION DOCUMENTS" shall have the meaning set forth in the Purchase Agreement.

               "UNDERLYING SHARES" means, collectively, the shares of Common Stock issuable upon conversion of the Preferred Stock.

               "VOTING   AGREEMENT"  means  collectively  those  certain  voting
         agreements and proxies, by and between the Investors' voting representative and the stockholders identified therein, dated as of April 14, 2005.

               "VWAP" means, with respect to any date of determination, the daily volume weighted average price (as reported by Bloomberg using the VAP function) of the Common Stock on such date of determination, or if there is no such price on such date of determination, then the daily volume weighted average price on the date nearest preceding such date.

               "WARRANTS" shall have the meaning set forth in the Purchase Agreement.

         3. Dividends. Each Holder shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends on the Preferred Stock on an as converted basis with the Common Stock when, and as if, declared by the Board of Directors, in arrears within three days of each March 31, June 30, September 30 and December 31, commencing June 30, 2005 except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a "DIVIDEND PAYMENT DATE"). Dividends on each share of Preferred Stock shall be calculated on the basis of a 360-day year, shall accumulate daily commencing on the Original Issue Date (regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such shares of Preferred Stock), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The Company will pay dividends to each Holder in the same manner as such dividends are paid to the holders of Common Stock (i.e., if the Company paid cash to the holders of Common Stock to satisfy a dividend payment then the Company shall be obligated to pay cash to each Holder in satisfaction thereof). Any dividends to be paid hereunder that are not paid by the date due to such Holders shall continue to accumulate and shall entail a late fee, which must be paid in cash, at the rate of 10% per annum or if such rate would violate applicable law, the lesser maximum rate as permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

         4. Certain Protective Rights.

                  For so long as any of the shares of Preferred Stock are outstanding, neither the Company nor any Subsidiary shall, without the affirmative vote of the Holders of at least a majority of the shares of Preferred Stock then outstanding:

                           (i) alter or change the powers, preferences or rights
given to the Preferred Stock or alter or amend this Certificate of Designation;

                           (ii)  authorize  or create  (by  reclassification  or
otherwise) any class of equity security or Common Stock Equivalent ranking as to dividends or distribution of assets upon a Liquidation senior to the Preferred Stock;

                           (iii)  directly  or  indirectly  pay or  declare  any
dividend or make any distribution (other than dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment obligations to the Preferred Stock) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or securities pari passu with the Preferred Stock;

                           (iv)  alter,  amend or  waive  any  provision  of the
Voting Agreement or the Farequest Voting Agreement;

                           (v) amend or waive any  provision in its  Certificate
of Incorporation in a manner adverse to the Preferred Stock; or

                           (vi) enter  into any  agreement  with  respect to the
foregoing clauses.

         5.Liquidation. Upon any Liquidation, the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts to all Holders, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective Stated Values represented by the Preferred Stock then held by them. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder. A Change of Control Transaction shall not constitute a Liquidation.

         6. Conversion.

                  (a) Automatic Conversion. Within one (1) Trading Day following the date on which the Company obtains the Stockholder Approval, the Company shall deliver to each Holder a notice ("AUTOMATIC NOTICE") as to all of the then outstanding Preferred Stock, notifying the Holders that all of the then outstanding Preferred Stock shall be converted on the date which is the later of
(i) the 25th Trading Day following delivery of the Automatic Notice and (ii) the 21st Trading Day following the filing of a Current Report on Form 8-K disclosing the effectiveness of the Reverse Stock Split on the American Stock Exchange (such later date, the "AUTOMATIC CONVERSION DATE").

                  (b) Mechanics of Conversion. The number of Underlying Shares issuable upon any conversion hereunder shall be determined by the Conversion Ratio.

                  (c) On the Automatic Conversion Date the Company shall promptly (but in no event later than three Trading Days after such Automatic Conversion Date), issue and deliver to the applicable Holder, a certificate for the Underlying Shares issuable in such conversion against receipt of the certificate representing such Holder's Preferred Stock (if the Company does not receive such certificate within three Trading Days of the Automatic Conversion Date, it shall send a notice to such Holder stating that they have not yet received such Preferred Stock certificate and requesting the same) and convert such Holder's Preferred Stock, whereupon such Holder's Preferred Stock shall be cancelled and no longer outstanding.

                  (d) If by the third Trading Day after the Automatic Conversion Date the Company fails to deliver the required number of Underlying Shares in the manner required pursuant to Section 6(c), and if after such third Trading Day and prior to the receipt of such Underlying Shares, the applicable Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which such Holder anticipated receiving upon such conversion (a "BUY-IN"), then the Company shall (1) pay in cash to such Holder the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Underlying Shares that the Company was required to deliver to the Holder in connection with the conversion at issue by (B) the Closing Price on the Automatic Conversion Date and (2) deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. Such Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In.

                  (e) The Company's obligations to issue and deliver Underlying Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of Underlying Shares. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversions of Preferred Stock as required pursuant to the terms hereof.

                  (f) Adjustments to Conversion Price. The Conversion Price in effect on the Automatic Conversion Date shall be subject to adjustments in accordance with this Section 6(f):

                           (i) Stock  Dividends and Splits.  If the Company,  at
any time while shares of Preferred Stock are outstanding: (1) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (2) subdivides outstanding shares of Common Stock into a larger number of shares, or (3) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (1) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause
(2) or (3) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

                           (ii) Adjustment Upon Reverse Stock Split. Pursuant to
the Purchase Agreement, the Company has agreed to effectuate a Reverse Stock Split. If the average of the VWAP for the 20 Trading Days immediately following the filing of a Current Report on Form 8-K disclosing the effectiveness of the Reverse Stock Split on the American Stock Exchange (such average VWAP, the "RESET AMOUNT" and such period, the "RESET PERIOD") is less than the Conversion Price then in effect, the Conversion Price shall automatically adjust to the Reset Amount. The Company shall notify the Holders in writing within one (1) Trading Day should such adjustment occur. Each Holder covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in or close out any transactions in the securities of the Company (including Short Sales) prior to the Trading Day following the Reset Period.

                           (iii) Fundamental Transactions. If, at any time while
shares of Preferred Stock are outstanding the Company engages in a Fundamental Transaction, then each Holder shall have the right thereafter to receive, upon conversion of shares of such Holder's Preferred Stock, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Underlying Shares then issuable upon conversion of all of such Holder's shares of Preferred Stock (the "ALTERNATE CONSIDERATION"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of such Holder's Preferred Stock following such Fundamental Transaction. At each Holder's option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall, either (1) issue to such Holder shares of preferred stock having rights, privileges and preferences substantially similar to the rights, privileges and preferences of the Preferred Stock and consistent with the foregoing provisions and evidencing such Holder's right to receive the Alternate Consideration for the Conversion Price upon conversion thereof, or (2) purchase the Preferred Stock from such Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the sum of (1) the greater of (A) the Stated Value of the Preferred Stock held by such Holder and (B) the Stated Value of the Preferred Stock divided by the Conversion Price on the Trading Day immediately preceding (x) the date of such Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is less, multiplied by the Closing Price on (x) the date of the Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is greater and (2) all then accrued and unpaid dividends, liquidated damages and other amounts owing in respect of such Preferred Stock. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that the Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

                           (iv)   Calculations.   All  calculations  under  this
Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                           (v) Notice of  Adjustments.  Upon the  occurrence  of
each adjustment pursuant to the terms hereof, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment, including a statement of the Conversion Price and adjusted number or type of Underlying Shares or other securities issuable upon conversion of a share of Preferred Stock (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to each Holder and to the Company's Transfer Agent.

                           (vi)  Reclassifications;  Share Exchanges. In case of
any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), each Holder of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and such Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                  (g) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and be fully paid and nonassessable.

                  (h) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Price on the Automatic Conversion Date.

                  (i) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

         7.Redemption. All shares of Preferred Stock which remain outstanding on the date which is twelve (12) months from the Closing Date (the "REDEMPTION DATE") shall be redeemed by the Company for a redemption price equal to the Stated Value plus accrued but unpaid dividends and any other amounts then owing on the account thereof to the Holder (the "REDEMPTION PRICE"). The Redemption Price will be paid in full on the Redemption Date in immediately available funds to an account designated by the Holder for such purpose. If the Company does not pay the Redemption Price in full on the Redemption Date, then in addition to any other remedy the Holder may have under this Certificate of Designation or the Purchase Agreement, the applicable Redemption Price payable to the Holder shall bear interest at the rate of 1% per month (prorated for partial months) or such lesser maximum amount as then permitted by applicable law, until paid in full.

         8. Miscellaneous.

                  (a) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or Change of Control Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

                  (b) Cancellation of Preferred Stock. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

                  (c) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

         If to the Company:         RCG Companies Incorporated
                                    6836 Morrison Boulevard, Suite 200
                                    Charlotte, NC 28211
                                    Attn:  Chief Financial Officer
                                    Facsimile: (704) 366-5056

         With a copy to:            Katten Muchin Zavis Rosenman
                                    525 West Monroe Street
                                    Chicago, IL 60661
                                    Attn.:  Matthew S. Brown
                                    Facsimile:  (312) 577-8726

         If to a Holder:            To the address or facsimile telephone number
                                    of such Holder appearing on the books of the Company, or if no such address or facsimile telephone number appears, at the principal place of business of the Holder;

                  (d) or such other address as may be designated in writing hereafter, in the same manner, by such Person.

                                      * * *

         RESOLVED, that the proper officers of the Company, and any other person from time to time designated by any such officers, are hereby authorized, empowered and directed to take all steps and do all acts and things, including the execution, delivery and filing of documents, agreements, certificates or instruments, as are or may become necessary or appropriate to effect the purposes and intents of the forgoing recitals and resolutions and the actions contemplated thereby.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate this 13th day of April, 2005.


\s\ Michael D. Pruit                             \s\ Melinda Morris Zanoni
-------------------------------                  --------------------------
Name:  Michael D. Pruitt                         Name:  Melinda Morris Zanoni
Title: President                                 Title: Secretary